Exhibit 99.1

Celsion Corporation Announces Stock Consolidation

Strategic Move to Attract a Broader Range of Investors, To Ensure a Strong Balance Sheet, and

To Enable the Expansion of the Company’s Product Pipeline

LAWRENCEVILLE, NJ – October 28, 2013 – Celsion Corporation (NASDAQ: CLSN), a leading oncology drug development company announced today that it is effecting a 1-for-4.5 reverse stock split of its common stock which will be effective for trading purposes as of the commencement of trading on October 29, 2013. As of that date, each 9 shares of issued and outstanding common stock and equivalents will be consolidated into 2 shares of common stock. In addition, at the market open on October 29, 2013, the common stock will trade under a new CUSIP number 15117N404 although the Company’s ticker symbol, CLSN, will remain unchanged.

The reverse stock split was previously approved by the Company’s stockholders at the 2013 Annual Meeting held on July 19, 2013, and the Company subsequently filed a Certificate of Amendment to its Certificate of Incorporation to effect the stock consolidation. The primary reasons for the reverse stock split are:

●	To increase the market price of the Company’s common stock making it more attractive to a broader range of institutional and other investors,
●

To provide the Company with additional capital resources and flexibility sufficient to execute its business plans including the establishment of strategic relationships with other companies and to ensure its ability to raise additional capital as necessary, and

●	As previously announced, to expand the Company’s business or product lines through acquisition.

The number of outstanding common shares will be reduced from 61,214,895 shares to approximately 13.6 million shares. The number of authorized shares and the par value per share will remain unchanged. No fractional shares will be issued in connection with the reverse stock split. Holders of fractional shares will be paid out in cash for the fractional portion with the Company’s overall exposure for such payouts consisting of a nominal amount. The number of outstanding options and warrants will be adjusted accordingly, with outstanding options being reduced from 4.1 million to approximately 0.9 million and outstanding warrants being reduced from 13.8 million to approximately 3.1 million. Celsion stockholders will receive instructions from its transfer agent, American Stock Transfer and Trust Company, relating to procedures for exchanging existing stock certificates for new certificates or book-entry shares and for the receipt of cash proceeds in lieu of fractional shares.

“Over the last few months we have had numerous discussions with investors, advisors and our board regarding our capital structure. We believe the resulting increase in share price will demonstrate the true value of Celsion’s common stock, broaden the appeal of our shares to investors, particularly institutional stockholders, and provide the Company with additional authorized shares to execute its current business plans and strategy,” stated Michael H. Tardugno, Celsion’s President and CEO.

About Celsion Corporation

Celsion is dedicated to the development and commercialization of innovative cancer drugs, including tumor-targeting treatments using focused heat energy in combination with heat-activated liposomal drug technology. Celsion has research, license or commercialization agreements with leading institutions, including the National Institutes of Health, Duke University Medical Center, University of Hong Kong, the University of Pisa, the UCLA Department of Medicine, the Kyungpook National University Hospital, the Beijing Cancer Hospital and the University of Oxford. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the significant expense, time, and risk of failure of conducting clinical trials; the effects of the reverse stock split on the Company’s share price and trading volume; HEAT Study data is subject to further verification and review by the HEAT Study Data Management Committee; the need for Celsion to evaluate its future development plans; termination of the Technology Development Contract or collaboration between Celsion and HISUN at any time; possible acquisitions or licenses of other technologies, assets or businesses or the possible failure to make such acquisitions or licenses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Celsion 's periodic reports and prospectuses filed with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact
Jeffrey W. Church
Sr. Vice President and CFO
609-482-2455
jchurch@celsion.com